EXHIBIT 11.1

CPI Corp.
Computation of Per Common Share Loss - Diluted
(Unaudited)

in thousands, except share and per share data	12 Weeks Ended			24 Weeks Ended
	July 21, 2012	July 23, 2011		July 21, 2012	July 23, 2011
Net loss applicable to common shares:
From continuing operations	$(33,810)	$(5,863)		$(37,847)	$(5,107)
From discontinued operations	(1,349)	(381)		(1,956)	(390)

Net loss	$(35,159)	$(6,244)		$(39,803)	$(5,497)

Shares:
Weighted average number of common shares outstanding	9,105,061	9,137,484		9,108,208	9,114,957
Dilutive effect of certain stock options	—	—	*	—	—	**
Dilutive effect of stock warrants ***	—	—		—	—
Less: Treasury stock - weighted average	(1,992,281)	(2,097,043)		(2,044,662)	(2,098,666)

Weighted average number of common and common equivalent shares outstanding	7,112,780	7,040,441		7,063,546	7,016,291

Net loss per common and common equivalent shares:
From continuing operations	$(4.75)	$(0.83)		$(5.36)	$(0.73)
From discontinued operations	(0.19)	$(0.06)		$(0.27)	$(0.05)

Net loss per common share	$(4.94)	$(0.89)		$(5.63)	$(0.78)

*    The effect of stock options in the amount of 1,076 shares was not considered as the effect was anti-dilutive.

**    The effect of stock options in the amount of 2,660 shares was not considered as the effect was anti-dilutive.

***
The effects of including the incremental shares associated with stock warrants are anti-dilutive and not included in weighted average shares outstanding-diluted for the 12 and 24-week periods ended July 21, 2012.